Genta Announces Third Quarter 2009 Financial Results and Restructuring to Focus on Core Oncology Initiatives

•	Enrollment in Initial Genta-Sponsored Study of Tesetaxel to Complete this Month
•	Tesetaxel Phase 2 will Target Gastric Cancer, Prostate Cancer, and Melanoma
•	Company Expects to Continue Genasense® AGENDA Trial to Assess Survival

BERKELEY HEIGHTS, NJ – November 16, 2009 – Genta Incorporated (OTCBB: GETA) today announced financial results for the quarter and nine months ended September 30, 2009.  The Company also announced a restructuring, reduction in workforce, and re-ordering of clinical development priorities.

The restructuring has reduced the workforce by approximately 30%, which is estimated to reduce annualized payroll costs by approximately 25%.  Together with other initiatives, the Company estimates that reduced expenses will yield sufficient cash to continue operations into the Second Quarter of 2010, which updates the Company’s prior guidance of January 2010.

The Company has conducted a randomized Phase 3 trial of Genasense® in patients with advanced melanoma, known as AGENDA. Detailed results from AGENDA are being presented at a scientific meeting in Boston, MA, and this information is summarized in a separate press release today.  Going forward, Genta internal staff expects to manage the further conduct and patient follow-up of AGENDA until an analysis for overall survival can be conducted.  The double-blind design will be maintained until study completion, and the Company expects to maintain the same high level of quality.

“The initiatives undertaken today emphasize that Genta remains a multi-product company with special expertise in the broad development of oncology-focused therapeutics”, said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “If the survival analysis from AGENDA yields a promising result, we retain a near-term approval opportunity.  By redirecting other Genasense® expenses, and pending adequacy of continued funding, Genta plans to accelerate progress on our pipeline products, with a particular focus on tesetaxel in advanced cancer and oral gallium compounds for accelerated bone loss.”

Tesetaxel: A Novel Oral Targeted Tubulin Inhibitor

The initial Genta-sponsored trial of tesetaxel will conclude enrollment this month.  A dose for extended study using a once-every-3-weeks schedule has been determined.  Clinical activity in heavily pre-treated patients with various types of cancer has been observed in this study; some of these patients had previously failed therapy with other taxanes.  We expect that these data will be submitted for presentation to the June 2010 annual meeting of the American Society of Clinical Oncology (ASCO).

Pending FDA agreement, The Company plans to initiate 4 new clinical trials with tesetaxel, as follows:

•	Dose-ranging study of a new once-weekly treatment schedule;
•
Phase 2b trial in 2nd-line gastric cancer.  Prior to initiating a Phase 3 trial, the Company will seek to confirm the 20% response rate previously reported for tesetaxel in these patients and will use these aggregate data to secure a Special Protocol Assessment (SPA) from FDA;

•	Phase 2a trial as 1st-line treatment in castrate-resistant prostate cancer;
•	Phase 2a trial in 2nd-line melanoma.

Initial studies are also planned in breast and bladder cancer.  In breast cancer, the Company plans to seek confirmation of the 38% response rate previously reported for tesetaxel in women after 2nd-line and 3rd-line treatment.

For the expected new trials, the Company has undertaken the purchase of additional clinical supplies of tesetaxel sufficient to complete all contemplated studies, including those that may involve a potential partner.  The Company is developing a new supply chain for the manufacturing of both active pharmaceutical ingredient (API) as well as finished capsules with several high-quality suppliers.

The Company is continuing its discussions with potential licensing and development partners for tesetaxel

Oral Gallium Compounds:  Potential Treatments for Accelerated Bone Loss

Genta has completed its initial trial with an oral proprietary compound based on the active ingredient in the Company’s marketed product, Ganite®.  The active ingredient has already demonstrated broad clinical activity in a range of bone-losing disorders.  In oncology, these disorders include cancer-related hypercalcemia that is resistant to hydration, as well as complications of cancer that has spread to bone (bone metastases).  Non-oncology disorders include osteoporosis and Paget’s disease of bone.

The initial clinical trial demonstrated that the oral proprietary compound achieves blood levels that are sufficient for chronic low-dose administration, which is the focus of both the major cancer and non-cancer indications.  Genta plans further studies to validate the formulations of its oral proprietary compounds in order to expedite clinical development.  We expect to provide details of this program in the First Quarter 2010.

Genta has received two new U.S. patents this year for our oral gallium-containing compounds, and the Company has recently filed two new worldwide patent applications.  Genta will continue to maintain its ex-U.S. “named-patient” programs for both Genasense and Ganite.

Financial Information

For the third quarter of 2009, the Company reported a net loss of $20.4 million or $(0.15) per share, compared with net income of $212.6 million, or $289.23 per basic share and $5.12 per diluted share, for the third quarter of 2008.  For the nine months ended September 30, 2009, the Company reported a net loss of $74.6 million, or $(0.98) per share, compared with a net loss of $535.4 million, or ($748.55) per share, for the nine months ended September 30, 2008.  All share and per share data included in this press release have been retroactively adjusted to account for the effect of a 1-for-50 reverse stock split for all periods presented prior to June 26, 2009.  Net product sales of $49,000 and $180,000 for the three and nine months ended September 30, 2009 declined from their comparison period figures of $115,000 and $363,000, respectively, due to the continued absence of promotional support.

Research and development expenses were $5.9 million for the third quarter of 2009, compared with $5.3 million for the third quarter of 2008. During 2009, with the establishment of the 2009 Stock Incentive Plan and implementation of two Equity Award Exchange programs, outstanding stock option awards granted under the 1998 Stock Incentive Plan, were exchanged for grants of new restricted stock units (RSUs). Incremental compensation cost for the new RSUs was measured as the excess of the fair value of the RSUs over the fair value of the stock option awards on the date of the exchange and the incremental compensation cost of the RSUs is being recognized over the remaining amortization period of the exchanged stock option awards. Share-based compensation expense recognized for the three months ended September 30, 2009 and 2008 was $2.9 million and $35 thousand, respectively, for those employees categorized as research and development. Partially offsetting this increase was lower expenses on the AGENDA clinical trial and lower payroll costs, resulting from lower headcount. Research and development expenses were $11.8 million for the nine months ended September 30, 2009, compared with $16.1 million for the nine months ended September 30, 2008. Share-based compensation expense recognized for the nine months ended September 30, 2009 and 2008 was $2.9 million and $0.1 million, respectively, for those employees categorized as research and development. The increase in share-based compensation expense was more than offset by lower expenses on the AGENDA clinical trial and lower payroll costs, resulting from lower headcount.

Selling, general and administrative expenses were $8.9 million for the third quarter of 2009, compared with $2.3 million for the third quarter of 2008. Share-based compensation expense recognized for the three months ended September 30, 2009 and 2008 was $6.6 million and $0.1 million, respectively. Selling, general and administrative expenses were $13.0 million for the nine months ended September 30, 2009, compared with $8.5 million for the prior-year period. Share-based compensation expense recognized for the nine months ended September 30, 2009 and 2008 was $6.7 million and $0.3 million, respectively. The increase in share-based compensation was partially offset by lower payroll costs and lower office rent of $0.8 million, resulting from the termination of a lease for one floor of office space in May 2008.

The Company issued convertible notes and warrants in June 2008 and in April 2009 and the Company issued shares of common stock, convertible notes and warrants in July 2009 and September 2009. These transactions resulted in the amortization of deferred financing costs and debt discount of $5.5 million and $3.6 million for the three months ended September 30, 2009 and 2008, respectively, and $22.4 million and $4.4 million for the nine months ended September 30, 2009 and 2008, respectively.

At the time of the financings in June 2008 and in April 2009, there were an insufficient number of authorized shares of common stock in order to permit conversion of all of the notes and warrants. Accordingly, the conversion obligation for the notes and warrants were classified as liabilities and measured at fair value on the balance sheet. The liabilities were then marked-to-market up until the dates that Company’s stockholders approved changes in the corporate structure, resulting in income of $224.4 million for the third quarter of 2008 and expense of $26.7 million and $502.8 million for the nine months ended September 30, 2009 and 2008, respectively.

At September 30, 2009, Genta had cash and cash equivalents totaling $7.4 million compared with $4.9 million at December 31, 2008. During the nine months of 2009, cash used in operating activities was $15.1 million compared with $22.0 million for the same period in 2008, reflecting the reduced size of the Company.

Teleconference

Genta management will host a conference call and live audio webcast to discuss financial results and recent corporate activities at 8:00 am ET.  Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http:www.genta.com/investorrelation/events.html

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 37594914.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense is being developed as an agent that may enhance the effectiveness of current anticancer therapy.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed oral formulations of the active ingredient in Ganite, which have completed preliminary clinical trials, as a potential treatment for diseases associated with accelerated bone loss.  The Company is developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Genta intends to evaluate the clinical activity of tesetaxel in a range of human cancers.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, the Company’s ability to obtain sufficient financing to fund the AGENDA trial, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated
info@genta.com

Genta Incorporated
Selected Condensed Consolidated Financial Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Product sales - net	$49	$115	$180	$363
Cost of goods sold	10	26	12	79
Gross margin	39	89	168	284

Operating expenses:
Research and development	5,874	5,255	11,846	16,146
Selling, general and administrative	8,869	2,308	13,008	8,534
Settlement of office lease obligation	-	-	-	3,307
Reduction in liability for settlement of litigation	-	-	-	(340)
Total operating expenses	14,743	7,563	24,854	27,647
Amortization of deferred financing costs and debt discount	(5,450)	(3,600)	(22,362)	(4,441)
Fair value - conversion feature liability	-	220,000	(19,040)	(500,000)
Fair value - warrant liability	-	4,400	(7,655)	(2,800)
All other expense, net	(277)	(713)	(837)	(804)
Net (loss)/income	$(20,431)	$212,613	$(74,580)	$(535,408)

Net (loss)/income per basic share	$(0.15)	$289.23	$(0.98)	$(748.55)
Net (loss)/income per diluted share	$(0.15)	$5.12	$(0.98)	$(748.55)

Weighted average shares- basic	139,349	735	75,850	715
Weighted average shares- diluted	139,349	41,524	75,850	715

Selected Condensed Consolidated Balance Sheet Data

	September 30
	2009	December 31
	Unaudited	2008
Cash and cash equivalents	$7,383	$4,908
Working capital deficiency	(4,010)	(5,220)
Total assets	18,853	12,693
Total stockholders' equity/(deficit)	3,494	(4,864)